UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 27, 2017

VICON INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

New York	1-7939	11-2160665
(State of Incorporation or	(Commission File Number)	(IRS Employer
Organization)		Identification No.)

135 Fell Court, Hauppauge, New York	11788
(Address of Principal Executive Offices)	(Zip Code)

(631) 952-2288
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On July 27, 2017, Vicon Industries, Inc. (the “Company”) entered into an Investment Agreement (the “Investment Agreement”) with NIL Funding Corporation (“NIL”) whereby NIL has agreed to purchase shares of the Company’s common stock in connection with a contemplated rights offering of common stock to the Company’s shareholders. The aggregate commitment by NIL is equal to the lesser of $3.0 million, and $5.0 million minus the aggregate gross proceeds of the rights offering. The price per share to be paid by NIL will be the same price to be paid by other shareholders of the Company in the proposed rights offering. NIL’s purchase of common shares under the Investment Agreement is limited in that NIL may not purchase shares of common stock under the Investment Agreement to the extent that its ownership interest combined with its affiliates would exceed 50% of the Company’s outstanding shares of common stock.

The purchase of shares of common stock by NIL pursuant to the Investment Agreement would be effected in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended.

On July 27, 2017, the Company also entered into an amendment to its April 20, 2017 Warrant to Purchase Common Stock held by NIL (the “Warrant”). Pursuant to the amendment, the Company has agreed to file a registration statement to register the resale of the shares of common stock purchased by NIL under the Investment Agreement (in addition to the 1,500,000 shares of common stock under the Warrant which the Company previously agreed to register).

No fee will be paid to NIL under the Investment Agreement, but NIL will be reimbursed for its reasonable out-of-pocket fees and expenses incurred in connection with the Investment Agreement and the transactions contemplated thereby. NIL’s obligations are subject to certain terms and conditions set forth in the Investment Agreement and will terminate on October 31, 2017, subject to extension as provided in the Investment Agreement.

NIL is the Company’s secured lender under a $6 million secured revolving credit facility and, as of August 1, 2017, NIL together with its affiliates beneficially owned approximately 17.4% of the Company’s common stock. NIL is also an affiliate of The InterTech Group, whose Executive Vice President and Chief Operating Officer, Julian A. Tiedemann, serves as the Chairman of the Company’s Board of Directors.

The foregoing is a summary of the terms of the Investment Agreement and Warrant amendment, does not purport to be complete, and is subject to and qualified in its entirety by reference to the text of such agreements, which have been filed as exhibits to this Current Report on Form 8-K.

Item 7.01. Regulation FD Disclosure.

On August 1, 2017, the Company issued a press release announcing the entry into the Investment Agreement. The press release is furnished as Exhibit 99.1 hereto.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
4.1	Amendment to Warrant to Purchase 1,500,000 shares of Common Stock, dated July 27, 2017, between the Company and NIL Funding Corp.
10.1	Investment Agreement between the Company and NIL Funding Corporation, dated as of July 27, 2017
99.1	Press Release dated August 1, 2017

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 1, 2017

VICON INDUSTRIES, INC.

By: /s/ John M. Badke
John M. Badke
Chief Executive Officer and
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
4.1	Amendment to Warrant to Purchase 1,500,000 shares of Common Stock, dated July 27, 2017, between the Company and NIL Funding Corp.
10.1	Investment Agreement between the Company and NIL Funding Corporation, dated as of July 27, 2017
99.1	Press Release dated August 1, 2017